Exhibit 1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
VOICE DIARY INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Voice Diary Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"):

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors said corporation, by its unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Voice Diary Inc. be amended by changing the Fourth Article thereof so that as amended, said Article shall be and read as follows:

(a) The total number of shares of capital stock of all classes that the Corporation shall have the authority to issue is 500,008,344 shares of Common Stock ("Common Stock") which shall be divided into two classes as follows: (i) 500,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock") and (ii) 8,344 shares of Class B Common Stock, par value $.01 per share.

(b) The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock are as follows:

(i) General. Except as otherwise provided herein or as otherwise provided by applicable law, all shares of Common Stock shall have identical rights and privileges in every respect.

(ii) Dividends. The holders of shares of Class A Common Stock and Class B Common Stock shall participate ratably, as if all shares were of a single class, in such dividends, whether in cash, stock or otherwise, as may be declared by the Board of Directors from time to time out of funds of the Corporation legally available therefore; provided, however, that (1) for purposes of determining the ratable participation in dividends of the respective classes of Common Stock, each share of Class A Common Stock shall be deemed to be one share of the single class and each share of Class B Common Stock shall be deemed to be such number of shares of the single class as shall equal the number of whole shares (rounded down) of Class A Common Stock into which such share of Class B Common Stock is then convertible and (2) any dividends payable in shares of Common Stock (or payable in rights to subscribe for or purchase shares of Common Stock or securities or indebtedness convertible into or exchangeable for shares of Common Stock) shall be declared and paid only in shares of Class A Common Stock (or rights to subscribe for or to purchase shares of Class A Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class A Common Stock). Dividends payable under this Section 4(b) (ii) shall be paid to the holders of record of the applicable class of the outstanding Common Stock as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of the declaration and payment of each dividend. Any shares of Common Stock issued as a dividend pursuant to this Section 4(b)(ii) shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable, and free of all liens and charges. The Corporation shall not issue fractions of shares of Common Stock on payment of such dividend but shall issue a whole number of shares to such holder of shares of Common Stock rounded up or down in the Corporation's sole discretion to the nearest whole number, without compensation to the stockholder whose fractional share has been rounded down or from any stockholder whose fractional share has been rounded up.

(iii) Voting. (A) The Class A Common Stock shall be voting stock, and, except as set forth in Section 4(b) (iii) (B), the holders of Class A Common Stock shall vote on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote.

(B) The holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, unilaterally shall be entitled to (1) elect one (1) director of the Corporation (the "Class B Director") and (2) amend Section 4(b)(iv)(A) hereof so as to decrease, but not increase, the number of shares of Class A Common Stock into which each share of Class B Common Stock shall be convertible (the "Section 4(b)(iv)(A) Amendment"). The right to elect the Class B Director and to amend Section 4(b)(iv)(A) hereof may be exercised at any annual meeting of the stockholders of the Corporation, at any special meeting held in place of an annual meeting, or at a special meeting of the holders of Class B Common Stock called to take such action or by the unanimous written consent of the holders of Class B Common Stock.

At any time that special voting power is vested in the holders of Class B Common Stock, the Secretary of the Corporation may, and at the written request of holders of 5 percent or more of the shares of Class B Common Stock must, call a special meeting of the holders of Class B Common Stock for the election of the Class B Director and/or to approve a Section 4(b) (iv) (A) Amendment. The meeting must be held within forty (40) days of the delivery of the request at the time and place provided by law or in the bylaws of the Corporation for meetings of stockholders of the Corporation; provided, however, that no meeting need be called if the request is delivered less than ninety (90) days before the date fixed for the next annual meeting of the stockholders.

If at any meeting held when special voting power is vested in the holders of Class B Common Stock, the holders of at least 50 percent of Class B Common Stock then outstanding are present in person or by proxy, then the holders of Class B Common Stock present by vote of at least 50 percent of those present shall be entitled to elect the Class B Director and the holders of at least 50 percent of the outstanding shares of Class B Common Stock shall be required to approve a Section 4(b)(iv)(A) Amendment. The Class B Director selected by the holders of Class B Common Stock shall replace the existing Class B Director, who shall be deemed to have resigned. The Class B Director so elected by the holders of Class B Common Stock shall serve until the next annual meeting of the stockholders of the Corporation and until his successor is elected by the holders of Class B Common Stock and shall have qualified.

At such time, if any, as there are no shares of Class B Common Stock outstanding, the term of office of the person elected as the Class B Director by the holders of Class B Common Stock shall immediately terminate. If the office of the Class B Director is vacant due to resignation, removal or death during the time that special voting power is vested in the holders of Class B Common Stock, a special meeting of the holders of Class B Common Stock shall be called and the vacancy filled at that meeting.

(C) In addition to the rights provided in Section 4(b)(iii)(B) or by law, the holders of Class B Common Stock shall be entitled to vote on all matters as to which holders of Class A Common Stock shall be entitled to vote (including, but not limited to, the election of directors of the Corporation), in the same manner and with the same effect as such holders of Class A Common Stock, except as set forth in Section 4(b)(iii)(B), voting together with the holders of Class A Common Stock as one class. Each share of Class B Common Stock shall entitle the holder thereof to such number of votes as shall equal the number of whole shares (rounded down) of Class A Common Stock into which such share is then convertible.

(D) The holders of Common Stock are not entitled to cumulate votes in the election of any directors.

(iv) Conversion of Class B Common Stock.

(A) Each share of Class B Common Stock shall be convertible at any time at the option of the holder or holders thereof and for no additional consideration into such number of fully paid and non-assessable shares of Class A Common Stock as shall equal the quotient obtained by dividing (1) the number of shares of Class A Common Stock outstanding at the close of business on the day immediately preceding the date the Conversion Notice (as such term is defined in Section 4(b)(iv)(B)) is received by the Corporation, by (2) 7600.

(B) Conversion Procedure.

At the time of a conversion pursuant to Section 4(b)(iv)(A), the holder or holders of Class B Common Stock shall deliver to the office of the Corporation or any transfer agent for the Common Stock (1) the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer and (2) written notice (the "Conversion Notice") to the Corporation stating that such holder or holders elect(s) to convert such share or shares and stating the number of shares of Class B Common Stock to be converted, and the name and address in which each certificate for shares of the Class A Common Stock issued upon such conversion is to be issued. Conversion shall be deemed to have been effected at the time and date when such delivery is made to the Corporation or the transfer agent of the shares to be converted, and the person exercising such conversion shall be deemed to be the holder of record of the number of shares of Class A Common Stock issuable upon such conversion at such time.

(C) Issuance of Conversion Shares.

As promptly as practicable following any holder's conversion of shares of Class B Common Stock, the Corporation shall issue and deliver to the converting holder one or more certificates (as such holder may request) evidencing the shares of Class A Common Stock issuable upon conversion thereof and, if the certificates surrendered by the converting holder evidence more shares of Class B Common Stock than the holder has elected to convert, one or more certificates (as such holder may request) evidencing the shares of Class B Common Stock that have not been converted. Pending the issuance and delivery of the foregoing certificates, the certificate or certificates evidencing the shares of Class B Common Stock that have been surrendered for conversion shall be deemed to evidence the shares of Class A Common Stock issuable upon such conversion.

(D) Treatment of Dividends. Any dividends declared and not paid on shares of Class B Common Stock prior to their conversion as provided above shall be paid, on the payment date, to the holder or holders entitled thereto on the record date for such dividend payment, notwithstanding such conversion; provided, however, that such holder or holders shall not be entitled to receive the corresponding dividends declared but not paid on the shares of Class A Common Stock issuable upon such conversion.

(E) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purpose of effecting the conversions provided for herein, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversions provided for herein and shall take all such corporate action as may be necessary to assure that such shares of Class A Common Stock shall be validly issued, fully paid and non-assessable upon conversion of all of the outstanding shares of Class B Common Stock. In addition, if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversions provided for herein, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

(F) No Combinations, Subdivisions or Splits and of Class B Common Stock. Without the unanimous approval of the holders of all outstanding shares of Class A Common Stock, the Corporation shall not effect a combination, subdivision or split of the Class B Common Stock.

(G) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after all creditors of the Corporation shall have been paid in full and after payment of all sums payable in respect of Preferred Stock, if any, the holders of the Common Stock shall share ratably as if all shares were of a single class in all distributions of assets pursuant to such voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation. For purposes of determining the ratable participation of the respective classes of Common Stock in such distributions, each share of Class A Common Stock shall be deemed to be one share of the single class and each share of Class B Common Stock shall be deemed to be such number of shares of the single class as shall equal the number of whole shares (rounded down) of the Class A Common Stock into which such shares of Class B Common Stock is then convertible.

For the purposes of this Section 4(b)(iv)(G), neither the merger nor the consolidation of the Corporation into or with another entity or the merger or consolidation of any other entity into or with the Corporation, or the sale, transfer, or other disposition of all or substantially all the assets of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation.

The Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, powers, preferences, privileges, limitations, options, conversion rights, and relative, participating or the special rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock or any series thereof that may be desired and that have been fixed in this Certificate of Incorporation.

At 4:30 p.m. Eastern Time on the Effective Date, as defined below, of filing of this Certificate of Amendment with the Delaware Secretary of State, every eleven and one tenth (11.1) shares of Class A Common Stock of the Corporation shall be combined into and automatically become one (1) outstanding share of Class A Common Stock of the Corporation and the authorized shares of this Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing reverse stock split. All the fractional shares will be rounded up to the nearest whole shares"

SECOND: That thereafter, pursuant to resolution of the Corporation's Board of Directors, the written consent of the stockholders of the Corporation in lieu of a special meeting of stockholders was obtained in accordance with Section 228 of the General Corporation Law of the State of Delaware and the necessary number of shares as required by statute were voted in favor of the amendments pursuant to such written consents.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

FIFTH: That this Certificate of Amendment of Certificate of Incorporation shall become effective on September ___, 2006 or as declared effective by the NASD, whichever is later.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed as of September 15, 2006.

By: /s/ Wang, Ji Guang
Name: Wang, Ji Guang
Title: President & Director

By: /s/ Chen, Jiang
Name: Chen, Jiang
Title: Chief Executive Officer & Director

By: /s/ Zhong, Ying
Name: Zhong, Ying
Title: Chief Financial Officer & Director

By: /s/ Wang, Ge Wei
Name: Wang, Ge Wei
Title: Independent Director

By: /s/ Wang, Bing
Name: Wang, Bing
Title: Independent Director